U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2014

ADVANCED EMISSIONS SOLUTIONS, INC.

(Name of registrant as specified in its charter)

Delaware	000-54992	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:       (303) 734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2014, the Board of Directors (the “Board”) of Advanced Emissions Solutions, Inc. (the “Company” or “we”), approved an increase by one in the size of the Board from nine to ten directors. The Board also appointed Taylor Simonton as a director to fill such vacancy. On May 27, 2014, Mr. Simonton was elected Chairman of the Audit Committee of the Board in place of A. Bradley Gabbard, who remains on the Board but resigned as Chairman and a member of the Audit Committee to become a consultant to the Company. Mr. Simonton’s term will run until the next annual meeting of our stockholders at which directors are elected. Mr. Simonton has not served in any capacity for us prior to this appointment, and there are no arrangements or understandings between him and any other person pursuant to which he was selected to serve as a director.

Mr. Simonton, age 70, has over 35 years of experience in financial accounting and auditing and over 10 years of corporate board service. The Board requested that Mr. Simonton serve as a director based on its determination that he qualifies as an “independent director” as such term is defined for purposes of the federal securities laws and the NASDAQ Capital Market, has the ability to read and understand fundamental financial statements, is an “audit committee financial expert” as defined for purposes of the federal securities laws and meets the financial sophistication standard required by the NASDAQ Capital Market.

Since May 2008, Mr. Simonton has been a director of Keating Capital, Inc. (NASDAQ: KIPO), a business development company and closed-end mutual fund. He currently serves Keating Capital as the Lead Director, Chair of the Audit Committee and a member of the Valuation Committee and also served as the Chair of the Valuation Committee from 2008 to 2011. Since October 2013, Mr. Simonton has been a director of Escalera Resources Co. f/k/a Double Eagle Petroleum (NASDAQ: ESCR), a developer of natural gas and crude oil properties in the Rocky Mountain region. He currently serves Escalera Resources as the Audit Committee Chair and a member of the Nominating and Governance Committee. Mr. Simonton served as a director and Chair of the Audit Committee for Zynex, Inc. (OTCBB: ZYXI) from October 2008 to January 2014. He served as a director, a member of the Audit Committee (Chair from 2005-2009) and, from 2009-2013, a member of the Nominating and Governance Committee of Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) from September 2005 to May 2013. Prior to 2009, Mr. Simonton served on the Boards of Directors at two additional companies, including as the Chair of the Audit Committee at one such company.

Mr. Simonton has been a member of the Colorado Chapter of the National Association of Corporate Directors (“NACD”) since September 2005, currently serving as the Publicity Chair/Editor. He previously served the Colorado Chapter of NACD as the Chairman, President and Treasurer. Mr. Simonton is a Board Leadership Fellow, the highest director credential of NACD. He is a member of the American Institute of CPAs and Colorado Society of CPAs. For 35 years, Mr. Simonton served at PricewaterhouseCoopers LLP (“PwC”), the world’s second largest accounting and professional services firm, serving 23 years as an Assurance Partner, including seven years in PwC’s SEC Department of its National Professional Services Group, four of which were international. Mr. Simonton received a B.S. degree in accounting from the University of Tennessee and is a CPA.

No transactions between Mr. Simonton and us have occurred or are contemplated that would require disclosure pursuant to Regulation S-K, Item 404(a). Mr. Simonton does not have any family relationship with any of our directors or executive officers or any persons nominated or chosen by us to be a director or executive officer.

Mr. Simonton is entitled to standard compensation for service as a non-management director, which includes $97,850 a year, payable as a combination of cash (up to a maximum of $47,457) and/or common stock (valued at fair market value as of the day of grant), plus standard committee membership fees. Mr. Simonton was also granted an option to purchase 10,000 shares of the Company’s common stock under the Company’s 2005 Directors’ Compensation Plan, which is exercisable at $19.28 per share (the market price as of market close on the grant date) and will vest evenly over a three-year period, with one-third of the option vesting at the end of each year of service.

Item 7.01.	Regulation FD Disclosure.

We issued a press release on May 28, 2014 announcing the appointment of Mr. Simonton, which is discussed in detail under Item 5.02 of this report. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

On May 28, 2014, we also issued a press release announcing the establishment of the Finance Committee of our Board. The Finance Committee will evaluate opportunities around the most advantageous use of our cash flows in order to maximize stockholder value. A copy of the press release is furnished as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits:

99.1	Press Release, Advanced Emissions Solutions Announces the Appointment of Taylor Simonton to the Board of Directors and as Audit Committee Chairman, Former PricewaterhouseCoopers Partner Adds Extensive Accounting and Audit Experience to the Board, A. Bradley Gabbard Engaged as a Consultant to the Company, dated May 28, 2014.

99.2	Press Release, Advanced Emissions Solutions Establishes a Committee to Evaluate Opportunities for Expected Cash Flows, dated May 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 28, 2014

Advanced Emissions Solutions, Inc. Registrant

/s/ Mark H. McKinnies Mark H. McKinnies Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, Advanced Emissions Solutions Announces the Appointment of Taylor Simonton to the Board of Directors and as Audit Committee Chairman, Former PricewaterhouseCoopers Partner Adds Extensive Accounting and Audit Experience to the Board, A. Bradley Gabbard Engaged as a Consultant to the Company, dated May 28, 2014.

99.2	Press Release, Advanced Emissions Solutions Establishes a Committee to Evaluate Opportunities for Expected Cash Flows, dated May 28, 2014.